Exhibit 10.9

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 1, 2026 (the “Effective Date”), by and among Hornbeck Offshore Operators, LLC, a Delaware limited liability company (the “Company”), Hornbeck Offshore Services, Inc. (f/k/a Helix Energy Solutions Group, Inc.), a Delaware corporation (“Parent”), and Scotty Sparks, an individual (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 23.
WHEREAS, the Executive and Parent are party to that certain Employment Agreement, dated as of May 11, 2015 (the “Original Agreement”), which this Agreement will replace and supersede in its entirety, effective as of the Effective Date;
WHEREAS, the Executive will be employed by the Company and will serve as the Executive Vice President and Chief Operating Officer, Subsea Services and Well Intervention of Parent; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company and that this Agreement replace and supersede the Original Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.Term. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, commencing as of the Effective Date and ending on December 31, 2031(the “Initial Term”). On the last day of the Initial Term and on each one (1)-year anniversary thereof, the term of this Agreement shall be automatically extended for an additional one (1)-year period, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such renewal date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 4 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term.” Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with any member of the Company Group.
2.Positions and Duties.
(a)During the Term, the Executive shall serve as the Executive Vice President and Chief Operating Officer, Subsea Services and Well Intervention of Parent. In these capacities, the Executive shall have the duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons serving in similar capacities in similarly sized and situated companies, and such other duties, authorities and responsibilities as the Chief Executive Officer of Parent (the “CEO”) shall designate from time to time that are not inconsistent with the Executive’s positions, which duties, authorities and responsibilities will include reviewing Confidential Information and providing services to Parent’s direct and indirect Subsidiaries. The Executive shall report directly to the CEO.
40500.00700

(b)The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of Parent and the Company; provided, that the Executive shall be entitled to: (i) serve as a member of the board of directors (or equivalent governing body) of, or advisor to, (A) the entities listed on Exhibit A attached hereto and (B) such other entities that are not Competitive Enterprises, subject to the Executive providing prior written notice to the Board of Directors of Parent (the “Board”), (ii) serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder or create a business or fiduciary conflict.
(c)The Executive’s principal place of employment will be in Houston, Texas; provided, that the Executive may be required to travel from time to time for business purposes.
3.Compensation and Benefits.
(a)Base Salary. During the Term, the Company shall pay to the Executive a base salary at an annual rate of not less than $500,000, in substantially equal installments in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”) taking into account the Company’s compensation philosophy as in effect from time to time and market and peer group data and may be increased, but not decreased, from time to time by the Committee. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.
(b)Annual Bonus. During each fiscal year during the Term, the Executive shall be eligible to participate in the Company’s annual bonus plan, as established by the Committee and in effect from time to time for its senior executives, and will be paid a cash annual bonus under such plan (the “Annual Bonus”), to the extent earned based on performance against reasonably obtainable objective performance criteria. The performance criteria for each fiscal year shall be determined by the Committee, after consultation with the CEO, no later than ninety (90) days following the commencement of the applicable fiscal year. The Executive’s target Annual Bonus opportunity for each fiscal year shall equal 100% of the Executive’s annualized Base Salary for that fiscal year (the “Target Bonus”). The Executive’s actual Annual Bonus for each fiscal year will equal a percentage of the Target Bonus, determined as follows: (i) 100% of the Target Bonus, if target levels of performance for that fiscal year are achieved; (ii) 50% of the Target Bonus, if threshold levels of performance for that fiscal year are achieved; (iii) 200% of the Target Bonus, if maximum levels of performance for that fiscal year are achieved; and (iv) a percentage of the Target Bonus determined in accordance with the plan, if performance for that fiscal year is in between threshold, target and maximum levels of performance. Unless otherwise determined by the Committee, the Executive will not earn an Annual Bonus if threshold levels of performance are not achieved. The Executive’s Annual Bonus for each fiscal year shall be determined by the Committee after the end of the applicable fiscal year and shall be paid to the Executive when bonuses for such fiscal year are paid to other senior executives of the Company generally, but in no event later than seventy-four (74) days following the end of such fiscal year, subject to the Executive’s continued employment with the Company through the end of the fiscal year with respect to which such Annual Bonus was earned. In carrying out its functions under this Section 3(b), the Committee shall at all times act reasonably and in good faith.

(c)Long-Term Incentive Awards. During the Term, the Executive will be eligible to participate in Parent’s equity incentive plan, subject to approval by the Board.
(d)Benefit Plans. During the Term, the Executive shall be eligible to participate in any employee benefit plan that Parent or the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally and/or for the benefit of its senior executives as in effect from time to time, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder; provided, however, that Parent or the Company, as applicable, shall make commercially reasonable efforts to ensure that any health insurance benefit plan will not provide for a preexisting condition limitation. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Parent and Company policies. Notwithstanding the foregoing, Parent and the Company may modify or terminate any employee benefit plan at any time.
(e)Business Expenses. The Executive is authorized to incur reasonable business expenses in carrying out the Executive’s duties and responsibilities under this Agreement. The Executive shall be promptly reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.
(f)Deferred Compensation Agreement. Executive and Parent agree that as of the Effective Date, the Executive will continue to be an executive officer of Parent for purposes of Section 16 of the Exchange Act (an “Executive Officer”) and while Executive is an Executive Officer, no amounts will be credited to the Account (as defined in the Deferred Compensation Agreement) pursuant to the Deferred Compensation Agreement, and the Benefit Amount (as defined in the Deferred Compensation Agreement) shall be frozen during such period.
4.Termination of Employment; Severance.
(a)General. The Executive’s employment and the Term shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company due to the Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by the Executive with or without Good Reason or due to Retirement, and (v) the expiration of the Term (the date of such termination, the “Termination Date”). On the Termination Date, the Executive’s role as (A) an officer of any member of the Company Group, (B) a member of the Board or similar body of any member of the Company Group and (C) a fiduciary of any Company Group benefit plan shall be deemed to have terminated, in each case, to the extent applicable and the Executive shall confirm the foregoing by submitting to the Company a written confirmation of such resignations upon request by the Board; provided, that the foregoing shall not modify or diminish in any way the rights and/or remedies otherwise available to the Executive in connection with such termination.
(b)Termination Due to the Executive’s Death or Disability or Retirement. The Executive’s employment and the Term shall terminate automatically upon the Executive’s death or Retirement. The Company may terminate the Executive’s employment and the Term upon a final determination as to the occurrence of the Executive’s Disability (with such determination made, for the avoidance of doubt, in accordance with the definition of Disability set forth below), with such termination to be effective ten (10) days following the date on which the Company provides written notice to the Executive of such determination in accordance with this Agreement and of such termination. Upon a termination of the Executive’s employment and the Term due to the Executive’s death or Disability or Retirement, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:

(i)payment of any earned but unpaid Base Salary through the Termination Date, no later than sixty (60) days following the Termination Date (or such earlier date as may be required by applicable law);
(ii)payment of any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, to be paid in accordance with Section 3(b) (the “Prior Year Bonus”);
(iii)payment in lieu of any earned but unused vacation time in accordance with Company policy as in effect from time to time;
(iv)all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance therewith;
(v) reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3(e) (with the payments and benefits described in subparagraphs (i), (ii), (iii), (iv) and (v) hereof, collectively, the “Accrued Benefits”);
(vi)a pro-rata portion of the Annual Bonus for the fiscal year in which the Termination Date occurs, determined by multiplying (A) the Annual Bonus that the Executive would have received for such fiscal year, based on actual performance (provided, that, any subjective performance goals will be deemed satisfied at target levels), by (B) a fraction, (I) the numerator of which is the number of calendar days that the Executive was employed with the Company during the fiscal year in which the Termination Date occurs, and (II) the denominator of which is the total number of calendar days in the fiscal year in which the Termination Date occurs, which amount shall be paid in accordance with Section 3(b); provided, however, that, for the avoidance of doubt, the requirement in Section 3(b) that payment of the Annual Bonus be subject to the Executive’s continued employment with the Company through the end of the fiscal year with respect to which such Annual Bonus was earned shall not apply (the “Pro-Rata Bonus”); and
(vii)solely upon a termination of the Executive’s employment and the Term due to the Executive’s death or Disability (and not due to the Executive’s Retirement) and subject to the Executive timely electing to continue the Executive’s coverage, reimbursement for the employer portion of the monthly cost of maintaining medical, dental and/or vision benefits for the Executive and the Executive’s covered dependents under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”), based on the premium rate applicable to similarly situated active employees of the Company (the “Benefit Payment”), until the earlier to occur of (A) twelve (12) months following the Termination Date and (B) the date the Executive ceases to be eligible for such COBRA coverage under applicable law or plan terms. The first installment of the Benefit Payment shall be paid on the sixtieth (60th) day following the Termination Date and shall include all amounts that would otherwise have been paid prior thereto absent the delay.

For the avoidance of doubt, any equity awards outstanding as of the Termination Date will receive the treatment set forth in the applicable award agreement. Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 4(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Benefits other than the Prior Year Bonus (if any), which shall be forfeited upon a termination for Cause.
Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Termination by the Company Without Cause, Termination by the Executive for Good Reason or Termination Due to the Company’s Non-Renewal of the Term. The Company may terminate the Executive’s employment at any time without Cause, effective upon delivery to the Executive of written notice of such termination. The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability),by the Executive for Good Reason or due to the Company’s non-renewal of the Term (each, a “Qualifying Termination”), in each case, subject to Section 4(g) below, the Executive shall be entitled to:
(i)the Accrued Benefits;
(ii)the Pro-Rata Bonus;
(iii)an amount equal to two (2) times the sum of the Executive’s (A) Base Salary, at the rate in effect as of the Termination Date, and (B) Target Bonus, at the rate in effect as of the Termination Date (provided, that if the Qualifying Termination is due to the Executive’s termination of employment for Good Reason caused, in whole or in part, by a reduction in the Executive’s Base Salary and/or Target Bonus, or if the Executive would have had grounds to terminate the Executive’s employment for Good Reason on such basis at the time of a Qualifying Termination, each such amount shall be included in the foregoing calculation at the rate in effect prior to any decrease thereof) (the “Cash Severance”), which amount shall be payable in equal monthly installments over the twenty-four (24) month period following the Termination Date, provided, that, the first installment shall be paid on the sixtieth (60th) day following the Termination Date and shall include all amounts that would otherwise have been paid prior thereto absent the delay; and

(iv)the Benefit Payment for the twenty-four (24)-month period following the Termination Date, or, if earlier, until the date on which the Executive ceases to be eligible for such COBRA coverage under applicable law or plan terms. The first installment of the Benefit Payment shall be paid on the sixtieth (60th) day following the Termination Date and shall include all amounts that would otherwise have been paid prior thereto absent the delay.
For the avoidance of doubt, any equity awards outstanding as of the Termination Date will receive the treatment set forth in the applicable award agreement. Payments and benefits provided in this Section 4(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company Group or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
Following the termination of the Executive’s employment due to a Qualifying Termination, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(e)Change of Control Qualifying Termination. This Section 4(e) shall apply if (i) the Executive’s Qualifying Termination occurs during the two (2)-year period immediately following a Change of Control, or (ii) the Executive is terminated by the Company without Cause within the six (6)-month period immediately prior to a Change of Control (each, a “Change of Control Qualifying Termination”). To the extent a Change of Control Qualifying Termination occurs and the Executive is already receiving the benefits described in Section 4(d) in accordance with the terms thereof, the Executive shall no longer be eligible for the benefits described in Section 4(d) and instead shall be entitled exclusively to all of the benefits provided in this Section 4(e); provided, that the benefits set forth under this Section 4(e) shall be reduced by any payments and benefits that the Executive already received in accordance with the terms of Section 4(d). For the avoidance of doubt, there shall be no duplication of the benefits under Section 4(d). If any such Change of Control Qualifying Termination occurs, the Executive (or the Executive’s estate, if the Executive dies after such termination and execution of the Release (as defined in Section 4(g)) but before receiving such amount) shall receive the benefits set forth in Section 4(d), except that (A) the amount of the Pro-Rata Bonus shall be determined based on deemed achievement of all performance criteria at target levels; and (B) the Pro-Rata Bonus, Cash Severance and Benefit Payment will be payable in a lump sum.
(f)Termination by the Executive Without Good Reason or Due to the Executive’s Non-Renewal of the Term. The Executive may terminate the Executive’s employment without Good Reason by providing sixty (60) days’ prior written notice to the Company or by electing not to renew the Term in accordance with Section 1 hereof. Upon receipt of such notice, the Company may, in its sole discretion, remove the Executive’s title and require that the Executive not attend the workplace, perform any duties or contact any clients, suppliers or employees of the Company or any associated persons through the Termination Date (the “Garden Leave Period”); provided, that, for the avoidance of doubt, the foregoing restriction shall not prohibit the Executive from contacting employees for logistical or human resources purposes, in each case relating to the transition of the Executive’s duties and/or termination of his employment, attending the workplace for purposes of removing the Executive’s personal effects from the workplace (as reasonably permitted by the Company) or performing other ministerial tasks as required by the Company; and provided, further, that during the Garden Leave Period, the Company shall continue to (i) pay to the Executive the Base Salary and (ii) provide to the Executive the existing benefits in accordance with the terms of the applicable plans. Upon the Executive’s voluntary termination of employment without Good Reason, the Executive shall be entitled only to the Accrued Benefits. For the avoidance of doubt, any equity awards outstanding as of the Termination Date will receive the treatment set forth in the applicable award agreement. Following any such termination of the Executive’s employment, except as set forth in this Section 4(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(g)Release of Claims, Continued Compliance. Notwithstanding any provision herein to the contrary, the payment and provision of the Severance Benefits pursuant to Section 4(b) (but only upon the Executive’s Retirement and not upon the Executive’s death or Disability), Section 4(d) or Section 4(e) shall be conditioned upon the Executive’s execution, delivery to the Company and non-revocation of the general release of claims substantially in the form attached hereto as Exhibit B (the “Release”) (and the expiration of any revocation period contained in such Release) within sixty (60) days following the Termination Date, as well as the Executive’s acknowledgement of, and the Executive’s material compliance with, the Executive’s obligations under Section 6, as further outlined in this paragraph below. If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60)-day period, or timely revokes such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. If the period of time during which the Executive may consider the Release begins in one calendar year and ends in the next calendar year, any amounts payable under this Section 4 for which the payment timing is contingent upon the execution and non-revocation of the Release shall be paid as soon as practicable in the second calendar year (provided, that the Release has become effective and non-revocable), even if the Release first became effective and non-revocable in the first calendar year. Notwithstanding any provision in this Agreement to the contrary, if the Executive materially breaches any of the covenants contained in Section 6 while receiving the Severance Benefits under Section 4(d), the Company shall have the right, but not the obligation, to cease providing such Severance Benefits under Section 4(d); provided, that, a material breach of Section 6 can only occur for purposes of this Section 4(g) (and otherwise, without limiting any other remedies with respect thereto) if (i) the Company provides the Executive with written notice of the circumstances constituting the alleged material breach of such covenants within ninety (90) days after becoming aware of such circumstances and (ii) the alleged breach, if curable (which includes any commercial relationship resulting from such prohibited conduct), has not been cured within fifteen (15) days after receipt of the written notice described in clause (i) above.
(h)No Offset. In the event of termination of the Executive’s employment for any reason, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or any other member of the Company Group may have against the Executive for any reason.
5.Section 280G of the Code.
(a)Best-Net Cutback. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Internal Revenue of Code of 1986, as amended (the “Code”), and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered

Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under subparagraph (i) above is less than the amount under subparagraph (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local and foreign income, employment and excise taxes.
(b)Method of Reduction. The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code; provided, that (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
(c)Determination. Any determination required under this Section 5, including whether any payments or benefits are parachute payments, shall be made in the sole discretion of a nationally recognized, independent accounting or consulting firm selected and paid for by the Company using reasonable assumptions on the Executive’s tax rates (as determined by such firm). The Executive shall provide the Company with such information and documents as the Company and such accounting firm may reasonably request in order to make a determination under this Section 5. The parties shall cooperate to the extent necessary to reduce the Excise Tax, including determining “reasonable compensation” under Sections 280G and 4999 of the Code (which may involve the valuation of the Executive’s non-compete obligations). The firm’s determination shall be final and binding on the Executive and the Company absent manifest error.
6.Restrictive Covenants. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company, Parent and their respective Subsidiaries. The Executive further acknowledges that (I) the Executive performs services of a unique nature for the Company that are irreplaceable and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, Parent and their respective Subsidiaries; (II) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, Parent or their respective Subsidiaries; (III) in the course of the Executive’s employment by a competitor, the Executive inevitably would use or disclose such Confidential Information; (IV) the Company, Parent and their respective Subsidiaries have substantial relationships with their customers, and the Executive has had and will continue to have access to these customers; and (V) the Executive has received and will receive specialized training from the Company, Parent and their respective Subsidiaries. Accordingly, the Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company, Parent and their respective Subsidiaries against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company, Parent and their respective Subsidiaries:

(a)Confidentiality. Subject to Sections 6(e)(iii) and 8, during the Executive’s employment and at all times thereafter, the Executive shall not, directly or indirectly, use, make available, sell, copy, disseminate, transfer, communicate or otherwise disclose any Confidential Information, other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the term “Confidential Information” shall not include, and the provisions of this Section 6(a) shall not apply to, information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided, that to the extent permissible, the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
(b)Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any other member of the Company Group at any time upon the request of the Company and in any event immediately after termination of the Executive’s employment. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 6 shall prevent the Executive from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and contact lists (excluding customer lists), information relating to the Executive’s compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.
(c)Non-Competition; Non-Solicitation.
(i)During the Restricted Period and within the Restricted Area, the Executive shall not, directly or indirectly: (A)  solicit or service, or attempt to solicit or service, any Customer for the purpose of engaging in or assisting any other individual, person, firm or other entity in engaging in a Competitive Enterprise; (B) interfere with or damage any relationship and/or agreement between any member of the Company, Parent or their respective Subsidiaries and any Customer; or (C) act as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise with any Competitive Enterprise; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities, so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. Further, nothing in this Section 6(c) shall prohibit the Executive from, for that portion of the Restricted Period following the Executive’s Termination Date, being employed or engaged by any Competitive Enterprise in a role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Executive performed for, or for which the Executive had oversight responsibilities for the Company, Parent, and/or their respective Subsidiaries, unless the Executive’s performance of such role (whether as an employee, contractor, advisor or otherwise) is reasonably likely to risk the Executive’s disclosure and/or use of Confidential Information. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force, and that, as a result of the foregoing, in the event that the

Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(ii)During the Restricted Period and within the Restricted Area, the Executive shall not solicit, entice, persuade or induce any individual who is employed or engaged by the Company, Parent or their respective Subsidiaries (or who was so employed or engaged within six (6) months immediately preceding the Executive’s Termination Date) and with whom the Executive had contact during the Executive’s employment with or service to the Company, Parent or their respective Subsidiaries or who otherwise worked in the same department as the Executive, in each case to terminate or refrain from continuing such employment or engagement or to become employed by or enter into contractual relations with any Competitive Enterprise, and the Executive shall not hire, directly or indirectly, on the Executive’s behalf or on behalf of any other person, as an employee, consultant or otherwise, any such person.
(d)Mutual Non-Disparagement. The Executive agrees not to, at any time, make negative comments about or otherwise disparage the Company, Parent or their respective Subsidiaries or any officer, director, employee, shareholder, agent or product of the Company, Parent or their respective Subsidiaries, other than (i) to officers, employees or directors of the Company, Parent or their respective Subsidiaries in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company or (ii) as necessary to correct misinformation or misunderstanding with respect to the Executive on the part of others or to address negative statements attributed to the Executive; provided, that this clause (ii) will only permit statements that the Executive has a good faith and reasonable basis, after due inquiry of all facts, for believing are true and accurate. The Company agrees that it will direct the senior officers of Parent, the Company and their respective Subsidiaries as of the Termination Date and the members of the Board as of the Termination Date to refrain from making negative comments about the Executive or otherwise disparaging the Executive in any manner, including by making or issuing any official public statements or press releases disparaging the Executive. The foregoing shall not be violated by any statements covered by Sections 6(e)(iii) and 8 or any truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(e)Inventions.
(i)The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to or improved with the use of any Company Group resources and/or within the scope of the Executive’s work with the Company Group, or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company Group, and that are made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company Group, either while performing the Executive’s duties with the Company Group or on the Executive’s own time, shall belong exclusively to the Company Group (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Term, or upon the Company’s earlier written request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and all patents or other intellectual property rights that may issue thereon for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.
(ii)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)18 U.S.C. Section 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. Section 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. Section 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(f)Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(g)Reasonableness of Restrictive Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 6 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company, Parent and their respective Subsidiaries and their Confidential Information, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company, Parent and their respective Subsidiaries, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6. It is also agreed that the Company, Parent and their respective Subsidiaries will have the right to enforce all of the Executive’s obligations to the Company, Parent and their respective Subsidiaries under this Agreement, including, without limitation, pursuant to this Section 6.
(h)Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction shall be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. Notwithstanding anything to the contrary in this Agreement, an authorized officer of Parent or the Company has the discretion to amend the provisions of this Agreement upon notice to the Executive without the consent or approval of the Executive (or any other person) in any manner that would not impose additional or greater restrictions on the Executive. Without limiting the foregoing, Parent and the Company may amend any restrictive covenant provisions or obligations without the consent or approval of the Executive to provide for less restrictive limitations as to duration, geographical area, scope of activity to be restrained, or to incorporate legal developments. Any such less restrictive limitations may, in Parent’s or the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment.

(i)Enforcement. The Executive acknowledges that, in the event of any breach or threatened breach of this Section 6, the business interests of the Company, Parent and their respective Subsidiaries might be irreparably injured, the full extent of the damages to the Company, Parent and their respective Subsidiaries might be impossible to ascertain, monetary damages might not be an adequate remedy for the Company, Parent and their respective Subsidiaries, and therefore, in addition to any other remedies available at law or in equity, the Company will be entitled to seek to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief without the need to post a bond or prove actual monetary damages. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.
7.Cooperation. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, Parent, their respective Subsidiaries and their respective representatives, in defense of any claims that may be made against the Company, Parent or their respective Subsidiaries, and will assist the Company, Parent and their respective Subsidiaries in the prosecution of any claims that may be made by the Company, Parent or their respective Subsidiaries, to the extent that such claims are based on facts occurring during the Executive’s employment with the Company (collectively, the “Claims”). During the pendency of any litigation or other proceeding involving Claims, subject to Sections 6(e)(iii) and 8, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors, and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company, Parent or their respective Subsidiaries without, to the extent legally permitted to do so, giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 7. The Company shall cooperate with the Executive on the timing and location of the Executive’s cooperation and use its good faith efforts to limit any travel or interference with the Executive’s other professional commitments. In addition, following the Executive’s termination of employment, to the extent the Executive is not receiving any Severance Benefits in respect of such post-termination period, the Executive shall be compensated for the time spent for such cooperation at an hourly rate determined based on the Executive’s Base Salary at the rate in effect as of the Termination Date.

8.Whistleblower Protection; Protected Activity.
(a)Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from (i) reporting possible violations of law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (collectively, “Governmental Authorities”), (ii) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any Governmental Authority regarding a possible violation of any law, (iii) responding to any inquiry or legal process from any such Governmental Authorities, (iv) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law, (v) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity, or (vi) making other disclosures under the whistleblower provisions of applicable law, rule or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made.
(b)The Executive hereby acknowledges and agrees that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration and the National Labor Relations Board (the “Government Agencies”); (ii) disclosing an act of, or facts related to acts of, sexual harassment or abuse committed against any person; (iii) voluntarily communicating with an attorney retained by the Executive, or (iv) any rights the Executive may have under Section 7 of the National Labor Relations Act or equivalent state law to engage in concerted protected activity or to discuss the terms of employment or working conditions with or on behalf of coworkers, or to bring such issues to the attention of the Board at any time. The Executive understands that, in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies. The Executive further understands that Protected Activity does not include the disclosure of any Company Group attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

9.Notices. All notices, demands, requests or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail or facsimile transmission, addressed as follows:
(a)If to Parent or the Company:
103 Northpark Blvd., Suite 300
Covington, LA 70433
Attention: [____________]
E-Mail: [____________]
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn:    [____________]
Email:     [____________]

(b)If to the Executive:
Address last shown on the Company’s books and records
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
10.Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law. If any term or provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
11.Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 5 through 23 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

12.No Assignments. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (b) the rights and obligations of Parent and the Company hereunder shall be assignable and delegable to an Affiliate or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of Parent or the Company, or similar transaction involving Parent or the Company or a successor corporation. Parent and the Company shall require any successor to Parent or the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent or the Company would be required to perform it if no such succession had taken place.
13.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
14.Amendments; Modifications; Waivers. No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director of each of Parent and the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time unless such waiver specifically states that it is to be construed as a continuing waiver.
15.Section Headings; Inconsistency. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company Group, the terms of this Agreement shall govern and control, unless otherwise expressly provided.
16.Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (but not including any choice of law rule that would cause the laws of another jurisdiction to apply).
17.Dispute Resolution. Each of the parties hereto irrevocably and unconditionally (a) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), whether such Proceeding is based on contract, tort or otherwise; (b) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at such party’s address as provided in Section 9; and (c) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by applicable law.

18.Indemnification. The parties acknowledge that the Executive is eligible to receive the benefits of a separate Indemnification Agreement, entered on or around the Effective Date in connection with the Transaction.
19.Entire Agreement; Advice of Counsel. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof, including, without limitation, the Original Agreement; provided, however, that the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between the Executive and any member of the Company Group that create restrictions on the Executive with respect to confidentiality, assignment of inventions, non-disclosure, non-competition, non-solicitation or non-disparagement or include any other restrictive covenants with respect to the Executive. Without limiting the scope of the preceding sentence, except as otherwise expressly provided in this Section 19, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof (including the Original Agreement) are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of the Executive’s employment (including the Executive’s compensation) with any member of the Company Group. The Executive acknowledges and agrees that the Original Agreement is hereby terminated and has been satisfied in full, as has any other employment agreement between the Executive and any member of the Company Group. In entering into this Agreement, the Executive expressly acknowledges and agrees that the Executive has received all sums and compensation that the Executive has been owed, is owed or ever could be owed pursuant to the agreement(s) referenced in the previous sentence and for services provided to any member of the Company Group through the date that the Executive signs this Agreement, with the exception of any unpaid base salary for the pay period that includes the date on which the Executive signs this Agreement, any unpaid bonus and any incentive compensation for the portion of the current year before the execution and delivery of this Agreement. The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive was advised, or had the opportunity to be advised, by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Section 409A of the Code on the payments and benefits payable or to be paid to the Executive hereunder.
20.Counterparts. This Agreement may be executed (including by email with scan attachment) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
21.Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
22.Section 409A of the Code.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A of the Code”) or an exemption therefrom, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the

Executive, reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A of the Code. For the sake of clarity, the Company Group shall have no obligation to indemnify the Executive for liabilities incurred as a result of Section 409A of the Code.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are “nonqualified deferred compensation” within the meaning of Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A of the Code (such earlier date, the “Delayed Payment Date”). Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the Delayed Payment Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.
23.Definitions.
(a)“Affiliate” means, with respect to any person or entity, any entity controlled by, in control of or under common control with, such person or entity.
(b)“Cause” shall be limited to the following events: (i) the Executive’s conviction of either (A) a felony involving moral turpitude or (B) any crime in connection with the Executive’s employment that causes the Company Group a substantial detriment (in each case, excluding traffic offenses); (ii) actions or inactions by the Executive that clearly are contrary to the best interests of the Company Group and the express directives of the Board; provided, that, such actions or inactions by the Executive cause the Company Group a substantial detriment or could reasonably be expected to cause a substantial detriment to the Company Group as determined by the Board in good faith; (iii) the Executive’s willful failure to take actions permitted by law and necessary to implement policies of the Board that the Board has communicated to him in writing; provided, that, such policies that are reflected in minutes of a Board meeting attended in its entirety by the Executive shall be deemed communicated to the Executive to the extent the Executive received a copy of such minutes from the Secretary or the General Counsel of the Company promptly following approval by the Board; (iv) the Executive’s continued failure to attend to his material duties as an executive officer of the Company Group following the Executive’s receipt of written notice from the Board of such failure; provided, that, such failure by the Executive causes the Company Group a substantial detriment or could reasonably be expected to cause a substantial detriment to the Company Group as determined by the Board in good faith; (v) the Executive’s commission of an act of fraud or material act of dishonesty or misappropriation involving the Company Group; (vi) the Executive’s willful violation of law or gross negligence that is substantially detrimental to the Company Group; (vii) the material breach or material violation by the Executive of this Agreement or any other written agreement with a member of the Company Group, or any material violation of any written policy of the Company Group; provided, that, such material breach or material violation by the Executive causes the Company Group a substantial detriment or could reasonably be expected to cause a substantial detriment to the Company Group as determined by the Board in good faith; or (viii) the Executive’s habitual use of illicit drugs or habitual abuse of alcohol that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company Group. If any determination of habitual use or substantial dependence under clause (viii) is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three (3) physicians appointed in the manner specified in Section 23(i) of the Agreement. For purposes of this “Cause” definition, no action or inaction will be considered “willful” or will constitute “gross negligence”, if the Executive had a reasonable, good faith belief that such action or inaction was in the best interests of the Company Group. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder, unless (A) written notice stating the basis for the termination is provided to the Executive, and (B) with the exception of clause (i) of this paragraph, the Executive is given thirty (30) calendar days to cure the neglect or conduct that is the basis of such claim, to the extent curable.

(c)“Change of Control” means and includes each of the following:
(i)any Person (other than Parent, any trustee or other fiduciary holding securities under any employee benefit plan of Parent, or any company owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of Parent), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding securities, excluding any acquisition of securities directly from the Company or pursuant to a Business Combination (as defined below) that satisfies the conditions set forth in the proviso in Section 23(c)(ii);
(ii)a merger, reorganization, or consolidation of Parent or in which equity securities of Parent are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of Parent or such surviving entity (or, as applicable, a direct or indirect parent of Parent or such surviving entity) outstanding immediately after such merger, reorganization or consolidation; provided, however, that a merger, reorganization or consolidation effected solely to implement a recapitalization of Parent (or similar transaction) in which no Person (other than those covered by the exceptions in Section 23(c)(i)) acquires more than 50% of the combined voting power of Parent’s then outstanding securities shall not constitute a Change of Control;
(iii)during the period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with Parent to effect a transaction described in Sections 23(c)(i) or (ii)) whose election by the Board or nomination for election by Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iv)a complete liquidation or dissolution of Parent or the consummation of a sale or disposition by Parent of all or substantially all of Parent’s assets other than the sale or disposition of all or substantially all of the assets of Parent to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of Parent at the time of the sale.
Notwithstanding the foregoing, with respect to any payment or benefit that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change of Control under this Agreement for purposes of payment of such payment or benefit unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of Parent within the meaning of Section 409A of the Code. For clarity, the Transaction shall be treated as a Change of Control.

(d)“Company Group” means Parent and each of its Subsidiaries and Affiliates, including the Company.
(e)“Competitive Enterprise” means any business engaged in offshore marine transportation, supply, supply vessel, service vessel, logistics, subsea, well intervention, production, decommissioning, construction, renewable energy, defense or other specialty marine services of the type conducted by the Company, Parent or any of their respective Subsidiaries in the Restricted Area, including offshore transportation of petroleum products, equipment, supplies, cargo or personnel; offshore towing; offshore service vessel, offshore supply vessel, multi-purpose support vessel, well intervention vessel, dive support vessel, crew transfer and related marine logistics services (including, without limitation, crew boats, liftboats, fast supply vessels, multi-purpose support vessels, flotels, services to Military Sealift Command, construction vessels, anchor handling towing supply vessels, tugs, double hulled tank barges and double hulled tankers, heavy lift derrick barges, or other complementary offshore marine vessels); anchor handling and towing services; well stimulation, well testing, well intervention and production enhancement services; drilling support, inspection, repair, and maintenance services; reservoir management services; life of field services; full field abandonment and decommissioning, plugging and abandonment, well abandonment, wellhead removal, production tubing recovery, pipeline abandonment, pipeline remediation, reclamation and other offshore decommissioning services; ROV, subsea robotics, trenching, seabed clearance and related subsea tooling services; cable lay and repair services; offshore and subsea construction, installation, inspection, repair and maintenance services; floating production, production facility and well control response services; shallow water abandonment, plug and abandonment, and coiled tubing system services; subsea pressure control equipment services; offshore renewable energy development, construction, installation, maintenance and support services; defense and military support services; aerospace, humanitarian, emergency response and disaster relief marine services; and other specialty offshore, subsea, marine transportation, logistics, production, decommissioning, emergency response and technical services utilizing offshore supply vessels, multi-purpose support vessels, well intervention vessels, robotics support vessels, dive support vessels, crew boats, floating production vessels, small tankers or other specialty marine assets in the offshore construction, energy exploration and production, renewable energy, defense, aerospace, humanitarian and disaster relief industries.
(f)“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary and confidential information of the Company Group. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes, and information or knowledge possessed by the Executive prior to the Executive’s employment by the Company shall not be considered Confidential Information.

(g)“Customer” means any person, firm, corporation or other entity whatsoever to whom the Company, Parent or their respective Subsidiaries provided or actively sought to provide services or sold or actively sought to sell any products within a twelve (12)-month period on or before the Executive’s Termination Date, and with whom Executive had business-related contact or about whom Executive received or accessed Confidential Information.
(h)“Deferred Compensation Agreement” means that certain Deferred Compensation Agreement, dated as of January 1, 2012, by and between Parent and the Executive.
(i)“Disability” means that the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three (3) months under any long term disability plan maintained by the Company that covers the Executive. In the absence of such a long term disability plan, “Disability” means the inability of the Executive, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform the duties required of him under this Agreement for a period of at least ninety (90) days in any one (1)-year period. Upon such determination, the Board may terminate the Executive’s employment under this Agreement, subject to providing ten (10) days’ prior written notice. In the event of any dispute hereunder as to whether a Disability exists, the parties hereto agree to abide by the decision of a panel of three (3) physicians. The Executive and the Board shall each appoint one member to the panel, and the third member of the panel shall be appointed by the other two members. The Executive agrees to make himself available for, and submit to examinations by, such physicians as may be directed by the Board. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement. This Section 23(i) shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
(k)“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any material diminution in the Executive’s titles, duties, responsibilities, status or authorities with Parent, the Company or any of their respective material operating Subsidiaries (other than as permitted by this Agreement); (ii) any material reduction in the Executive’s Base Salary or Target Bonus; (iii) a relocation of the Executive’s primary place of employment to a location more than thirty-five (35) miles farther from the Executive’s primary residence than the current location of the Company’s offices in Texas as of the Effective Date; or (iv) a material breach by the Company or Parent of this Agreement or any other written agreement between the Company and the Executive. In order to invoke a termination for Good Reason, (A) the Executive must provide written notice within forty-five (45) days of the Executive becoming aware of the occurrence of any event of “Good Reason,” (B) the Company Group must fail to cure such event within thirty (30) days of the giving of such notice, and (C) the Executive must terminate employment within forty-five (45) days following the expiration of the Company Group’s cure period.

(l)“Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
(m)“Restricted Area” means each county, city, state, municipality, locale, governmental subdivision or jurisdiction in the United States, Mexico, Trinidad and Tobago, Brazil, Colombia, the United Kingdom, Singapore, Australia, Guyana, Romania, and West Africa in which the Competitive Enterprise is conducted by the Company, Parent or any of their respective Subsidiaries or any other jurisdiction (and the state and federal waters offshore the same) in which the Company, Parent or any of their respective Subsidiaries conducts or takes concrete, active steps to conduct the Competitive Enterprise during the Executive’s employment or service with the Company, Parent or any of their respective Subsidiaries, as evidenced by existing memoranda, Board minutes or other written correspondence, and in which the Executive provided services or had a material presence or influence, or about which the Executive received Confidential Information, in connection with the Executive’s employment with or service to the Company, Parent or any of their respective Subsidiaries.
(n)“Restricted Period” means the period commencing on the Effective Date and ending twenty-four (24) months following the Executive’s Termination Date.
(o)“Retirement” means the Executive’s retirement from employment with Parent, the Company and all of their respective Subsidiaries (other than at a time when grounds to terminate the Executive’s employment for Cause exist) on or after the date on which the Executive attains age sixty (60); provided, that the Executive (A) has completed at least ten (10) years of service with Parent, the Company or any of their respective Subsidiaries as of such time and (B) does not and does not intend or have any plans to provide services in any capacity to a Competitive Enterprise and certifies the same in writing if requested by the Company. Notwithstanding the foregoing, “Retirement” shall also include the Executive’s retirement from employment with Parent, the Company and all of their respective Subsidiaries (other than at a time when grounds to terminate the Executive’s employment for Cause exist) on or after the date on which the Executive has completed at least twenty-seven (27) years of service with Parent, the Company or any of their respective Subsidiaries as of such time; provided, that the Executive does not and does not intend or have any plans to provide services in any capacity to a Competitive Enterprise and certifies the same in writing if requested by the Company.
(p)“Severance Benefits” means the payments described in Sections 4(b) (but only upon the Executive’s Retirement and not upon the Executive’s death or Disability), 4(d) or 4(e), in each case, other than the Accrued Benefits.
(q)“Subsidiary” means, with respect to any entity, any subsidiary corporation of such entity within the meaning of Section 424(f) of the Code or any company (whether a corporation, partnership, joint venture, or other form of entity) in which the entity has a direct or indirect “controlling interest,” within the meaning of Treas. Reg. Section 1.409A1(b)(5)(iii)(E)(1).
(r)“Transaction” means the transaction consummated on or about the Effective Date pursuant to that certain Agreement and Plan of Merger, dated as of April 22, 2026, by and among Parent, Hornbeck Offshore Services, Inc., and the other parties thereto.
24.Legal Fees on Change of Control. If the Executive’s termination of employment occurs during the two (2)-year period immediately following the Transaction, the Company agrees, upon reasonable documentation, to reimburse to the full extent permitted by law, all legal fees and expenses to a maximum of $50,000.00 which the Executive, the Executive’s legal representatives or the Executive’s family may reasonably incur arising out of or in connection with any arbitration or litigation, if applicable, concerning the validity or enforceability of any provision of the Agreement, or any action by the Executive, the Executive’s legal representatives, or the Executive’s family to enforce his or their rights under this Agreement, regardless of the outcome of such arbitration or litigation. The expenses that may be reimbursed under this Section 24 shall in no way modify the Executive’s duty to resolve such claims in accordance with Section 17. Notwithstanding the foregoing, to the extent that Section 409A of the Code is applicable to the expenses under this subsection, and to the extent that no exception under Section 409A of the Code is applicable, the following shall apply: (a) all expenses that are includable in income to be paid under this subsection shall only be paid if such expenses are incurred prior to the last day of the second (2nd) calendar year following the calendar year in which the Executive’s termination of employment occurs; (b) all expenses must be paid by the end of the third (3rd) calendar year following the calendar year in which the Executive’s termination of employment occurs; (c) Executive (or his legal representative or family) must provide the Company with reasonable documentation of such expenses; (d) payments for such expenses will be made within fifteen (15) business days after reasonable documentation of the expenses incurred has been provided to the Company (and such documentation must be provided within forty-five (45) days after the expenses are incurred) but in no event later than the end of the Executive’s taxable year following the year in which the expenses were incurred; and (e) the payments under this subsection cannot be substituted for another benefit.
25.Disputed Payments and Refusals to Pay. If following the Executive’s termination of employment, the Company fails to make a payment due under Section 4(e) or Section 24 in whole or in part as of the payment date specified in this Agreement, either intentionally or unintentionally, other than with the express or implied consent of the Executive, the Company shall owe the Executive interest on the delayed payment, compounded quarterly, if the Executive (i) accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount) and (ii) makes prompt and reasonable good faith efforts to collect the remaining portion of the payment (determined utilizing the standards set forth in Treasury Regulation § 1.409A-3(g)). Any such interest payments shall become due and payable effective as of the applicable payment date(s) specified in (i) Section 4(e) with respect to the delinquent payment(s) due under Section 4(e) and (ii) Section 24 with respect to the delinquent payment(s) due under Section 24. Such interest payable under this Section 25 shall be calculated at a rate equal to an amount equal to two percentage points in excess of the prime commercial lending rate announced from time to time by J.P. Morgan Chase Bank or its successor during the period of such nonpayment, compounded quarterly. The Company shall pay such interest payable under this Section 25 no later than the deadline specified in Treasury Regulation § 1.409A-3(g).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement or have caused this Agreement to be duly executed and delivered on their behalf.
HORNBECK OFFSHORE OPERATORS, LLC
By:/s/ Samuel A. Giberga
Name: Samuel A. Giberga
Title: Executive Vice President, General Counsel and Corporate Secretary

HORNBECK OFFSHORE SERVICES, INC.
By: /s /Samuel A. Giberga
Name: Samuel A. Giberga
Title: Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE

/s/ Scotty Sparks
Scotty Sparks

EXHIBIT A
OUTSIDE BOARD MEMBERSHIP

EXHIBIT B
GENERAL RELEASE1
I, Scotty Sparks, in consideration of payment by Hornbeck Offshore Operators, LLC (together with its Parent and Subsidiaries, the “Company”) of the amounts set forth in Section 4[(b)][(d)][(e)]2 of the Employment Agreement, dated as of September 1, 2026 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its Affiliates and all of the respective present, former and future managers, directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners[, (which, for the avoidance of doubt, shall include the Specified Investors (as defined in the Hornbeck Offshore Services, Inc. 2024 Omnibus Incentive Plan (as may be amended from time to time) and any successor plan thereto))]3 (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.My employment with the Company terminated as of [Date], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or any other member of the Company Group (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to my continued material compliance with Section 6 of the Agreement (as more fully set forth in the Agreement) during the period in which I am paid the Severance Benefits pursuant to Section 4[(b)][(d)][(e)]4 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.
2.Except as provided in paragraphs 4, 5 and 11 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or liabilities of any nature whatsoever in law
1     Note to Release: To be updated with any updates deemed reasonably necessary by the Company to comply with applicable laws as of the Executive’s termination date.
2     Note to Release: To specify applicable termination section.
3     Note to Release: To include if any Specified Investors own equity interests of Parent as of the Executive’s termination date.
4     Note to Release: To specify applicable termination section.

and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected or claimed against the Company or any of the Released Parties, which I, my spouse or any of my heirs, executors, administrators or assigns may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; Sections 23:301 to 23:369 of the Louisiana Revised Statutes; Article 2315 of the Louisiana Civil Code; the Louisiana Workers’ Compensation Act; the Louisiana Employment Discrimination Law; the Louisiana Military Service Relief Act; any applicable Executive Order Programs; the Fair Labor Standards Act; the Texas Labor Code, the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of the Released Parties; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees, incurred in these matters), or which arise from or in any way relate to awards, policies, plans, programs or practices of any of the Released Parties that may apply to me or in which I may participate (all of the foregoing collectively referred to herein as the “Claims”).
3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.
4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, subject to paragraph 11 of this General Release. Additionally, I am not waiving (a) any right to the Accrued Benefits or any Severance Benefits to which I am entitled under Section 4[(b)][(d)][(e)]5 of the Agreement, [(b) any rights I have under Section 4(e) of the Agreement in the event a Qualifying Termination becomes a Change of Control Qualifying
5     Note to Release: To specify applicable termination section.

Termination,]6 ([c]) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or ([d]) my rights as an equity or security holder in the Company or its Affiliates.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.
9.I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company and, to the extent reasonably necessary in connection with any potential or actual Claim against any Released Party, such Released Party and their tax, legal or other counsel, or as required by law.
10.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), and any other self-regulatory organization or governmental entity.
6     Note to Release: To include only if the Executive will be receiving Severance Benefits under Section 4(d). If this is deleted, then clauses (c) and (d) will be re-lettered to be clauses (b) and (c).

11.Nothing in this General Release prevents me from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental agency or commission (collectively, the “EEOC”) or participating in any EEOC investigation; provided that I may not receive any relief (including, without limitation, compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law.  Further, nothing contained in this General Release (including the immediately preceding sentence) limits, restricts or in any way affects my right to (a) communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation or (b) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.
12.I hereby acknowledge that Sections 5 through 23 of the Agreement shall survive my execution of this General Release.
13.I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it, but I nonetheless shall continue to be bound by this General Release in all respects.
14.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
15.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1.I HAVE READ IT CAREFULLY;
2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.I HAVE HAD AT LEAST [TWENTY-ONE (21)]/[FORTY-FIVE (45)]7 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [TWENTY-ONE (21)-DAY]/[FORTY-FIVE (45)-DAY] PERIOD;
6.I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
7.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
9.
SIGNED:                            DATED:
 Scotty Sparks

7 Note to Release: Forty-five (45) days to be included in the event of a group termination.
B-5